Exhibit 99.1
ZoomInfo Appoints Katie Rooney to Board of Directors
Longtime CFO Brings More Than 20 Years of Finance and Operations Experience to the Board
VANCOUVER, WASHINGTON – JAN. 16, 2025 – ZoomInfo (NASDAQ: ZI), the Go-To-Market Intelligence platform, today announced the appointment of Katie Rooney to its Board of Directors, effective February 1, 2025. Ms. Rooney will serve on the Board’s Audit and Nominating and Corporate Governance Committees.
Rooney has more than two decades of experience in finance, operations, strategy and corporate development with multi-billion dollar enterprises. She was recently named Chief Financial Officer at Maven, the world's largest virtual health platform for women and families.
“As a seasoned global CFO and COO with extensive experience in finance, strategy, and operations, Katie has a proven track record of efficiently driving transformative growth,” said Henry Schuck, Founder and CEO of ZoomInfo.
“We’re excited to have Katie Rooney join the board at ZoomInfo after an extensive search,” said Patrick McCarter, Chair of ZoomInfo’s Nominating and Corporate Governance Committee. “Katie brings a powerful combination of financial acumen and operational insight that aligns with ZoomInfo’s commitment to building products that drive customer delight and value. Katie’s guidance will be instrumental as we strengthen our position as the leader in go-to-market intelligence.”
“I am honored to join the ZoomInfo board. I have enjoyed getting to know the board, the company and its leadership team, and I’ve been impressed with Henry’s passion and vision,” Rooney said. “It is an exciting time for ZoomInfo with disciplined investments in product and customer success paying off. We have a clear opportunity to drive consistent growth, continued strong free cash flow generation, and outsized returns for shareholders going forward.”
With Rooney’s appointment, ZoomInfo’s Board of Directors will comprise 10 directors, nine of whom are independent.
About Katie Rooney
Katie Rooney is an experienced CFO, with global experience in finance, operations, business strategy, and investment banking. Prior to joining Maven as Chief Financial Officer, she was the Chief Financial Officer and Chief Operating Officer of Alight, a leading cloud-based human capital technology and services provider.
Prior to Alight, Rooney served in a broad range of senior finance leadership roles at Aon. As the CFO for Aon Hewitt, she helped lead the carve-out of Alight from Aon to The Blackstone Group. She served as the CFO for Aon Hewitt’s Outsourcing division and Global Head of Financial Planning and Analysis. Rooney also led corporate finance, corporate M&A, and financial risk management activities within Treasury at Aon. She worked as the COO, Global Finance and Shared Services, leading key global initiatives to drive corporate profitability and shareholder value creation. Prior to joining Aon, Rooney was a Vice President, Investment Banking at Morgan Stanley accountable for primary and secondary coverage of numerous medical technology companies.

Katie graduated from the University of Michigan with a Bachelor of Business Administration degree in finance.
About ZoomInfo
ZoomInfo (NASDAQ: ZI) is the Go-To-Market Intelligence Platform that empowers businesses to grow faster with AI-ready insights, trusted data, and advanced automation. Its solutions provide more than 35,000 companies worldwide with a complete view of their customers, making every seller their best seller. ZoomInfo is a recognized leader in data privacy, with industry-leading GDPR and CCPA compliance and numerous data security and privacy certifications. For more information about how ZoomInfo can help businesses with go-to-market intelligence that accelerates revenue growth, please visit www.zoominfo.com.
Media Contacts
Rob Morse
Senior Communications Manager
pr@zoominfo.com
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